Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. TO REPORT NINTH CONSECUTIVE

QUARTER OF RECORD REVENUES

COMPANY ANNOUNCES AUTHORIZATION OF STOCK REPURCHASE PLAN

OVERLAND PARK, Kansas (June 30, 2008) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that it expects to report its operating results for the second quarter of 2008 towards the end of July.

“We expect to report that the Company achieved its ninth consecutive quarter of record revenues during the quarter that ends today,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “The Company began shipping its advanced digital surveillance products to customers in March 2006, and revenues in each quarter since that time have exceeded the revenues recorded in the preceding quarter. While our growth to date has been driven primarily by the DVM-500 In-Car Digital Video Rearview Mirror System’s rapid increase in its share of the market for in-car video systems within the domestic and international law enforcement community, we expect new products and new markets to play an expanding role in our future sales gains. An increasing number of law enforcement agencies are testing our Digital Video Flashlight, and our recently announced DVM-250 Pro will be the first in a series of professional-quality event recorders being developed for the transportation industry.”

“As we have stated before, management expects Digital Ally’s revenues for the year ending December 31, 2008 to increase over 100% from last year, to approximately $40 million, and operating margins for the full year should at least approximate the 29% reported in the first quarter of 2008,” continued Ross. “While it is too early to issue any specific guidance for 2009, we are optimistic that next year will again witness strong growth in sales and earnings for the Company.”

The Company also announced that its Board of Directors has approved a program that authorizes the repurchase of up to $10 million of the Company’s common stock in the open market, or in privately negotiated transactions, through July 1, 2010. The repurchases, if and when made, will be subject to market conditions, applicable rules of the Securities and Exchange Commission and other factors. Purchases may be commenced, suspended or discontinued at any time. The repurchase program will be funded using a portion of available cash and cash equivalent balances, along with “free” cash flows being generated from operations.

“We are currently earning interest on our growing cash balances at an annualized rate of less than 2%. Meanwhile, our Company’s after-tax net income during the first quarter of 2008 was equivalent to an annualized return on December 31, 2007 shareholders’ equity of more than 73%. From a long-term perspective, we believe the investment of some of our cash in DGLY common stock when we deem it to be undervalued represents a prudent and attractive alternative to the currently low interest rates that we are earning on our cash equivalent investments,” concluded Ross.

As of June 29, 2008, Digital Ally, Inc. had 15,646,243 shares of common stock outstanding.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications. The Company’s primary focus is Digital Video Imaging and Storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to continue to increase revenue and profits as forecast; its ability to have its new product offerings perform as planned or advertised; whether there will be a commercial market, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its reports on Form 10-KSB for the year ended December 31, 2007 and Form 10-Q for the three months ended March 31, 2008, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com